EXHIBIT 3.1


                            ARTICLES OF INCORPORATION

                                  CARDIA, INC.

         The undersigned incorporator, a natural person of full legal age, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation.

                                    ARTICLE I

         The name of this corporation shall be Cardia, Inc.

                                   ARTICLE II

         The registered office of this corporation shall be located at 501 E. Highway 13, Burnsville, Minnesota 55337.

                                   ARTICLE III

         The authorized capital stock of this corporation shall be Eleven Million (11,000,000) which shall be Ten Million (10,000,000) shares of Common Stock, ($.01) par value per share, and One Million (1,000,000) shares of Preferred Stock, par value ($ .01) per share. The Preferred Stock may be issued from time to time as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is authorized, by adopting resolutions providing for the issuance of Preferred Stock of any particular series, to establish the number of shares of Preferred Stock to be included in each such series, and to fix the designation, relative powers, preferences, rights, qualifications, limitations and restrictions thereof, including without limitation the right to create voting, dividend and liquidation preferences greater than those of Common Stock.

                                   ARTICLE IV

         The purposes for which this Corporation is organized are as follows:

         Section 1. General business purposes.

         Section 2. To do everything necessary, proper, advisable and convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith, which are not forbidden by the laws under which this Corporation is organized, by other laws, or by these Articles of Incorporation.

         Section 3. To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes


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are not forbidden by the laws thereof, and, in the case of any state, territory, district or possession of the United States, or any foreign country, in which one or more of such purposes are forbidden by law, to limit, in any certificate for application to do business, the purpose or purposes which the Corporation proposes to carry on therein to such as are not forbidden by the law thereof.

                                    ARTICLE V

         No shareholder of this corporation shall be entitled to any cumulative voting rights.

                                   ARTICLE VI

         Except as may be provided from time to time in a written agreement between the corporation and a shareholder, no shareholder of this corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the corporation of any class, whether issued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                   ARTICLE VII

         Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by all of the directors.

                                  ARTICLE VIII

         The number of directors of this corporation shall be fixed in the manner provided in the Bylaws.

                                   ARTICLE IX

           No director shall be personally liable to the corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of the State of Minnesota as the same may exist or may hereafter be amended and except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct; (iii) under sections 302A.559 or 80A.23 of the Minnesota Statutes or any successor statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         Any person who at any time shall serve or shall have served as a director, officer, or employee of the corporation, or of any other enterprise at the request of the corporation, and the


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heirs, executors and administrators of such person shall be indemnified by the corporation in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as it may be amended from time to time. The provisions of this article shall not be deemed to limit or preclude indemnification of a director, officer or employee by the corporation for any liability of such person which has not been eliminated by the provisions of this article.

         The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the Minnesota Business Corporation Act.

                                    ARTICLE X

The name and address of the incorporator is Joseph A. Marino, 501 E. Highway 13, Burnsville, Minnesota 55337.

         IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of October, 1998.



                                       /s/ Joseph A. Marino
                                       -------------------------------------
                                       Joseph A. Marino, Incorporator


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